Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Newsmax Inc. (the “Company”) of the Offering Statement on Form 1-A (the “Offering Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a nominee to the board of directors of the Company in the Offering Statement and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Offering Statement and all amendments and supplements thereto.

Date: February 28, 2025

By:	/s/ R. Alexander Acosta
R. Alexander Acosta